Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191605 and 333-215518 on Form S-3, and Registration Statement Nos. 333-214401, 333-192800, 333-163480, 333-156444, and 333-140691 on Form S-8 of our reports dated September 13, 2018, relating to (1) the 2018 and 2017 consolidated financial statements and financial statement schedule of Great Elm Capital Group, Inc. (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 13, 2018